Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Immune Therapeutics, Inc.

Orlando, Florida

We consent to the reference to our Independent Registered Public Accounting Firm Report dated March 30, 2016, on our audit of the consolidated financial statements of Immune Therapeutics, Inc. and subsidiaries as of December 31, 2015 and for the year then ended, to be incorporated by reference in the Form S-1 to be filed with the Commission on or about November 29, 2016.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

November 29, 2016